MassRoots Recruits Lance Galey as Chief Technology Officer, Releases Updated Corporate Overview Deck

Denver, CO (June 20, 2016): MassRoots, Inc. (OTCQB: MSRT), one of the largest and fastest growing technology platforms for the cannabis industry, is pleased to announce it has recruited Lance Galey as its Chief Technology Officer. Previously, Mr. Galey served as Chief Software Architect of Cloud Services for Autodesk and Vice President and Principle Architect at Salesforce, where he led the architecture and development of numerous core infrastructure and platform services underlying a large portfolio of Salesforce SaaS applications. In 2013, he was selected as the executive MVP for the technology division of Salesforce.com.

“MassRoots is committed to building the most talented development team in the cannabis industry and with a leader of Lance Galey’s caliber, we are in a strong position to do so,” stated MassRoots CEO Isaac Dietrich. “We could not be more excited for Mr. Galey to apply his experience from Salesforce, Autodesk, Disney and Amazon to revamp our development processes and architecture as we continue to build some of the best technology systems for cannabis consumers and businesses.”

"Over the past twenty years, I’ve had the privilege of helping develop systems used by hundreds of millions of people across dozens of industries; rarely have I seen a company in such a unique position,” stated MassRoots CTO Lance Galey. “By streamlining our core infrastructure and engineering processes, I intend to accelerate our development velocity to capitalize on MassRoots’ incredible opportunity to be the leading technology platform in a multi-billion dollar industry.”

Additionally, MassRoots released an updated corporate overview deck, accessible here and on the presentations section of MassRoots’ investor website.

About MassRoots

MassRoots is one of the largest and most active technology platforms for cannabis consumers, businesses and activists with over 900,000 users. It is proud to be affiliated with the leading organizations in the cannabis industry, including the ArcView Group and National Cannabis Industry Association. MassRoots has been covered by Fox Business, CNBC, Fortune, MarketWatch, Cannabist and the New York Times. For more information, please visit Corporate.MassRoots.com.

Contact:

Isaac Dietrich
Isaac@MassRoots.com

720.442.0052